Exhibit 99.1

News Release

Contacts:    Media:                        Investor Relations:
David Bruce                    Bob Brunn
(305) 500-4999                    (305) 500-4210

Ryder Appoints Scott Allen Vice President and Controller

MIAMI, August 31, 2015 - Ryder System, Inc. (NYSE: R), a leader in commercial fleet management, dedicated transportation, and supply chain solutions, today announced the appointment of Scott Allen to the position of Vice President and Controller. In this position, Mr. Allen serves as Ryder’s principal accounting officer and is responsible for corporate accounting and planning, internal and external financial reporting, vehicle administration, as well as accounting for insurance, benefits, payroll and sales tax.

TWEET THIS: ~~@~~RyderPR appoints Scott Allen VP and Controller

Mr. Allen joins Ryder from Altera Corporation, where he most recently held the position of Vice President, Business Finance and Financial Planning and Analysis. During his seven-year tenure at Altera, he also served as the company’s Vice President, Corporate Controller and Assistant Corporate Controller. Throughout Mr. Allen’s career, he has held roles of increasing responsibility in accounting, finance, and audit at various divisions of General Electric, KB Toys, Dominion Resources and Ernst & Young. Mr. Allen began his career as an accountant at KPMG. He holds a bachelor’s degree in accounting (magna cum laude) from Siena College and is a Certified Public Accountant.

“Scott brings 25 years of finance and accounting experience and the ability to lead and motivate large global teams to this important role,” said Executive Vice President and Chief Financial Officer, Art Garcia.

Mr. Allen succeeds Cristina Gallo-Aquino, who, as previously reported, has taken a new role at Ryder as Vice President and Chief Financial Officer of Fleet Management Solutions, the Company’s largest business segment.

About Ryder
Ryder is a FORTUNE 500® commercial fleet management, dedicated transportation, and supply chain solutions company. Ryder’s stock (NYSE:R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. Ryder has been named among FORTUNE’s World’s Most Admired Companies, and has been recognized for its industry-leading practices in third-party logistics, environmentally-friendly fleet and supply chain solutions, and world-class safety and security programs. The Company is a proud member of the American Red Cross Disaster Responder Program, supporting national and local disaster preparedness and response efforts. For more information, visit www.ryder.com, and follow us on our Online Newsroom, Facebook, LinkedIn, Twitter, and YouTube.

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Note Regarding Forward-Looking Statements: Certain statements and information included in this news release are "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current plans and expectations and are subject to risks, uncertainties and assumptions. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties that could cause actual results and events to differ materially from those in the forward-looking statements including those risks set forth in our periodic filings with the Securities and Exchange Commission. New risks emerge from time to time. It is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
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